Exhibit 23.1

(Letterhead of Sewell and Company, C.P.A)

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:
IWT Tesoro Corporation
Form SB-2

Ladies and Gentlemen:

        We hereby consent to the incorporation of our report as independent auditor accompanying the audited consolidated financial statements of IWT Tesoro Corporation (formerly Ponca Acquisition, Inc.) as of December 31, 2002 and 2001, and for the years then ended, issued in connection with IWT Tesoro Corporation's filing of its registration statement, being filed under the Securities Act of 1933, under cover of Form SB-2. We also consent to the use of our name under the heading "Experts" in the registration statement.

Very truly yours,
/s/ SEWELL AND COMPANY.
Hollywood, Florida May 20, 2003